Exhibit 10.1

ENESCO GROUP, INC.
2004 ROA INCENTIVE PLAN

The ROA (Return on Assets) Incentive plan is based entirely on company profitability. This incentive rewards eligible employees for their part in helping Enesco meet three financial goals. The following are the components of the plan:

Components of the Incentive Plan

1)	Sales	20%
2)	Operating Income as a % of Sales	40%
3)	Return on Assets	40%

Employees are eligible for a sliding scale of incentive compensation based on company profit. Employee’s incentive opportunity depends of the employee’s position in the company and Enesco’s attainment of goals. Employee’s bonuses are based on W-2 earnings.

Eligibility

To be eligible for the incentive plan you must be employed by September 30 of the current year and be an active employee through the end of the year.

Enesco may at anytime and from time to time, amend, modify or suspend this plan with/without prior notice.